EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS THIRD QUARTER OPERATING RESULTS

COMPANY EARNS $0.41 PER DILUTED SHARE ON REVENUES OF $24.5 MILLION IN
FIRST NINE MONTHS OF THE FISCAL YEAR

DURANGO, Colorado (January 10, 2012) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises and operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the third quarter and first nine months of FY2012.

For the three months ended November 30, 2011, total revenues increased 4.6 percent to approximately $8.3 million, compared with revenues of approximately $7.9 million in the third quarter of FY2011. Same-store sales at franchised retail outlets increased 1.0 percent versus the prior-year quarter.  Total factory sales increased 5.6 percent from $5.9 million in the prior year to $6.2 million, primarily due to a 29.4 percent increase in sales to customers outside the Company’s network of franchise retail stores and a 1.7 percent increase in sales to domestic franchised and licensed stores, partially offset by a 4.0 percent decrease in same-store pounds purchased by the Company’s network of franchised stores.

Royalties and marketing fees rose 0.8 percent in the third quarter of FY2012 as a result of the 1.0 percent increase in same-store sales at franchised and licensed locations offset by a decrease in the average number of franchised domestic Rocky Mountain Chocolate Factory stores in operation.  The average number of licensed co-branded stores in operation increased from 34 units in the third quarter of FY2011 to 46 units in the most recent quarter. Franchise fees declined to a negative $21,600 in the three months ended November 30, 2011, from $114,000 in the corresponding period of the previous fiscal year.   This decrease was primarily due to a reduction in the franchise fee for Aspen Leaf Yogurt (“ALY”) stores and the corresponding reduction in revenues that resulted from the decision to allow already open franchise locations to participate in the reduced franchise fee.  The number of domestic franchised store openings declined to two in the most recent quarter, compared with four in the year-earlier quarter.

Retail sales increased 21.4 percent to $929,900 in the third quarter of FY2012, from $766,000 in the third quarter of FY2011, due to an increase in the average number of Company-owned stores in operation resulting from the opening of four Company-owned ALY locations between December 2010 and April 2011, partially offset by the sale of three Company-owned Rocky Mountain Chocolate Factory store locations.  Same-store sales at Company-owned stores increased 4.2 percent in the third quarter of FY2012 when compared with the same period in FY2011.

Net income for the three months ended November 30, 2011 declined 17.0 percent to $724,968, versus $873,480 in the three months ended November 30, 2010, primarily due to increased operating costs associated with the continued development of the Company’s Aspen Leaf Yogurt retail concept, an increase in reserves for uncollectable accounts and notes receivable and a reduction in the franchise fee associated with ALY franchise locations.  Basic and diluted earnings per share decreased 14.3 percent to $0.12 in the third quarter of FY2012, compared with $0.14 a year earlier.

“We are pleased to report a modest third quarter increase in same-store sales at our franchised and licensed Rocky Mountain Chocolate Factory stores in regional shopping malls and other retail venues where our stores are located,” noted the Company’s Chief Operating Officer, Bryan Merryman.  “The improvement in third quarter same-store sales compares with a 0.6 percent decline in the first half of our fiscal year, and currently available information indicates that positive same-store sales comparisons continued during the month of December.  Total revenue increased 4.6 percent from prior-year levels in the third quarter, primarily reflecting retail sales contributions from the four Company-operated Aspen Leaf Yogurt stores that we opened between December 2010 and April 2011.  Since the end of the third quarter, we have opened two additional Company-operated ALY stores.  The new locations should begin contributing to our total revenues in the current quarter.”

“Currently, five Company-operated and four franchised ALY stores are operating in five states, primarily in the Western U.S., and we expect a total of 11 to13 ALY franchise and Company-operated stores will be open by the end of our fiscal year in late February.  We have spent the past 12 months testing and evaluating various aspects of our self-serve frozen yogurt concept, in order to optimize the customer experience and the future sales and operating performance of ALY stores, and we intend to launch an aggressive franchise marketing initiative for ALY in the upcoming fiscal year.  Our objective is to position ALY as the lowest entry cost, highest quality self-serve frozen yogurt franchise in the country, and we are confident that our 30 years of franchising experience can deliver a successful experience to ALY franchisees.  While initial sales and marketing costs associated with the launch of the ALY franchise strategy will have a moderate impact upon near-term earnings, we believe the long-term return on investment for the Company and its franchisees will justify such expenditures.  We continue to believe ALY has the potential to significantly enhance shareholder value in coming years, as this new initiative complements our chocolate store business through a seasonal balancing of sales patterns.”

“A tight credit environment for small businesses continues to restrict the ability of existing and prospective Rocky Mountain Chocolate Factory franchisees to finance new store openings.  As of November 30, 2011 six new store locations have been sold to franchisees that plan to open the units over the next few months.  As of January 9, 2012, a total of 50 co-branded stores offer customers the ability to select from a wide variety of both ice cream desserts and premium chocolate products on a year-round basis, and another 1 to 3 co-branded locations are expected to open before the end of the fiscal year.”

“Despite the modest and encouraging improvement in same-store sales at franchised Rocky Mountain Chocolate Factory locations during the most recent quarter, increased expenses associated with the Aspen Leaf Yogurt concept, higher fuel and transportation costs, and increased reserves for uncollectable accounts and notes receivable resulted in lower net income during the third quarter and first nine months of Fiscal 2012,” continued Merryman.

“ALY generated a loss from operations of approximately $225,000 during the quarter.  Excluding the operating loss of ALY during the quarter, consolidated income from operations was approximately unchanged. After purchasing $1.9 million in property and equipment, primarily related to new ALY stores, and paying out $1.8 million in cash dividends to shareholders during the first nine months of Fiscal 2012, we ended the third quarter with a 3.9-to-1.0 current ratio, no long- or short-term debt outstanding, cash and equivalents of almost $3.2 million, and shareholders’ equity of $17.8 million,” concluded Merryman.

On December 9, 2011, the Company paid its 34th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record on November 29, 2011.  Based upon the Company’s closing share price of $8.78 on January 9, 2012, the annualized cash dividend of $0.40 per share provided shareholders with a 4.6 percent current yield.

For the nine months ended November 30, 2011, total revenues increased 10.5 percent to approximately $24.5 million, compared with revenues of approximately $22.2 million in the first nine months of FY2011.  Same-store sales at franchised retail outlets were approximately unchanged when compared with the nine months ended November 30, 2010.  Factory product sales increased 7.0 percent to $16.6 million, primarily due to a 25.9 percent increase in shipments to customers outside the Company’s network of franchised and licensed retail stores and a 3.0 percent increase in purchases by franchised and licensed retail stores, partially offset by a decrease of 3.1 percent in same-store pounds of factory products purchased by franchisees.

Royalties and marketing fees were unchanged at approximately $3.9 million in the nine months ended November 30, 2011, compared with the same period in the previous year.  Retail sales increased 50.7 percent to approximately $3.8 million compared with  $2.5 million in the prior year, primarily reflecting an increase in the average number of Company-owned stores in operation, from 12 in the first nine months of FY2011 to 13 (9 RMCF and 4 ALY) in the first nine months of FY2012.  Same-store retail sales at Company-owned stores increased 4.4 percent when compared with the prior-year period.  Franchise fees decreased 6.3 percent to $228,200 in the nine months ended November 30, 2011, versus $243,500 in the corresponding period of the previous fiscal year.

Net income for the nine months ended November 30, 2011 declined 7.0 percent to $2,556,180, versus $2,748,723 in the nine months ended November 30, 2010.  Basic earnings per share decreased 6.7 percent to $0.42 in the first nine months of FY2012, compared with $0.45 a year earlier.  Diluted earnings per share of $0.41 in the nine months ended November 30, 2011 were 6.8 percent lower than the $0.44 reported in the corresponding period of the previous fiscal year.

During the third quarter of FY2012, licensees opened co-branded Cold Stone Creamery stores in Crown Point, Indiana and Olathe, Kansas, and franchisees opened new stores in Winnipeg, Manitoba, Canada and Brookfield, Wisconsin.  An Aspen Leaf Yogurt store was opened by a franchisee in Eagle, Idaho. A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com.

The Company will host its third quarter conference call today, January 10, 2012 at 4:15 p.m. EST to discuss its operating results for the quarter and nine months ended November 30, 2011, along with other topics of interest.  To access the conference call, please dial 877-317-6789 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EST and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”.  A replay of the conference call will be available one hour after completion of the call until January 17, 2012 at 5:00 p.m. EST by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10008309.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of January 9, 2012, the Company and its franchisees operated 368 stores in 40 states, Canada and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and we undertake no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in our products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of our co-branding agreement with Cold Stone Creamery Brands, including but not limited to new store openings, the success of our launch of Aspen Leaf Yogurt, LLC and our ability to open new locations this fiscal year, whether same store sales increase for FY2012 and other risks.  Readers are referred to our periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of our present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and our assumptions.  We may change our intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during three months ended	Stores opened as of
	November 30, 2011	November 30, 2011
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	243
Company-Owned Stores	0	9
Cold Stone Creamery	2	47
Aspen Leaf Yogurt
Franchise Stores	1	4
Company-Owned Stores	0	4
International License Stores	1	58
Total	5	365

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2011	2010	2011	2010
Revenues
Factory sales	$6,186	$5,859	74.7%	74.0%
Royalty and marketing fees	1,186	1,177	14.3%	14.9%
Franchise fees	(22)	114	-0.3%	1.4%
Retail sales	930	766	11.2%	9.7%
Total Revenues	8,280	7,916	100.0%	100.0%

Costs and Expenses
Cost of sales	4,681	4,375	56.5%	55.3%
Franchise costs	453	403	5.5%	5.1%
Sales and marketing	401	396	4.8%	5.0%
General and administrative	800	686	9.7%	8.7%
Retail operating	650	569	7.9%	7.2%
Depreciation and amortization	194	163	2.3%	2.1%
Total Costs and Expenses	7,179	6,592	86.7%	83.3%

Income from operations	1,101	1,324	13.3%	16.7%

Interest income	15	16	0.2%	0.2%

Income before income taxes	1,116	1,340	13.5%	16.9%

Provision for income taxes	391	466	4.7%	5.9%

Net income	$725	$874	8.8%	11.0%

Basic Earnings Per Common Share	$0.12	$0.14
Diluted Earnings Per Common Share	$0.12	$0.14

Weighted Average Common Shares Outstanding	6,126,007	6,063,720

Dilutive Effect of Employee Stock Options	159,445	244,026

Weighted Average Common Shares Outstanding, Assuming Dilution	6,285,452	6,307,746

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2011	2010	2011	2010
Revenues
Factory sales	$16,558	$15,477	67.6%	69.8%
Royalty and marketing fees	3,936	3,935	16.1%	17.8%
Franchise fees	228	244	0.9%	1.1%
Retail sales	3,772	2,502	15.4%	11.3%
Total Revenues	24,494	22,158	100.0%	100.0%

Costs and Expenses
Cost of sales	12,892	11,502	52.6%	51.9%
Franchise costs	1,375	1,116	5.6%	5.0%
Sales and marketing	1,226	1,144	5.0%	5.2%
General and administrative	2,257	1,999	9.2%	9.0%
Retail operating	2,288	1,691	9.3%	7.6%
Depreciation and amortization	553	504	2.3%	2.3%
Total Costs and Expenses	20,591	17,956	84.1%	81.0%

Income from operations	3,903	4,202	15.9%	19.0%

Interest income	46	41	0.2%	0.2%

Income before income taxes	3,949	4,243	16.1%	19.1%

Provision for income taxes	1,393	1,494	5.7%	6.7%

Net income	$2,556	$2,749	10.4%	12.4%

Basic Earnings Per Common Share	$0.42	$0.45
Diluted Earnings Per Common Share	$0.41	$0.44

Weighted Average Common Shares Outstanding	6,102,704	6,045,782

Dilutive Effect of Employee Stock Options	194,136	236,496

Weighted Average Common Shares Outstanding, Assuming Dilution	6,296,840	6,282,278

SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2011	February 28, 2011
Current Assets	$13,265	$13,507
Total Assets	$22,171	$21,439
Current Liabilities	$3,392	$3,676
Stockholder's Equity	$17,778	$16,654